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                                                                  EXHIBIT (8)(r)

                               WM VARIABLE TRUST

                             PARTICIPATION AGREEMENT


        THIS AGREEMENT is made this 2nd day of April, 2001 among WM VARIABLE TRUST, an open-end management investment company organized under the laws of the Commonwealth of Massachusetts ("WMVT"), WM FUNDS DISTRIBUTOR, INC. ("WMFDI"), the principal underwriter of WMVT, organized under the laws of the State of Washington, and FARMERS NEW WORLD LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Washington (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

                              W I T N E S S E T H:

        WHEREAS, WMVT is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and WMVT has registered its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

        WHEREAS, WMVT desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with WMVT (the "Participating Insurance Companies"); and

        WHEREAS, WMVT issues shares of beneficial interest, divided into several series of shares, each series representing an interest in a particular managed fund of securities and other assets; and

        WHEREAS, WMVT has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of WMVT to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Exemptive Order"); and

        WHEREAS, WM Advisors, Inc. (the "Adviser") is duly registered as an investment adviser under the Investment Advisers Act of 1940 and any applicable state securities laws; and

        WHEREAS, WMFDI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and



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        WHEREAS, the Company desires to utilize shares of those series of the
WMVT identified on Schedule A (the "Funds") as an investment vehicle for the variable life insurance and/or variable annuity contracts issued by the Company and identified on Schedule A (collectively, the "Contracts") funded by the Accounts;

        NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                   ARTICLE I.
                               Sale of WMVT Shares

        1.1. WMVT shall make shares of the Funds available to the Accounts at the net asset value next computed after receipt of such purchase order by WMVT (or its agent), as established in accordance with the provisions of the then current prospectus of WMVT. Shares of a particular Fund of WMVT shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Board of Trustees of WMVT (the "Trustees") may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

        1.2. WMVT will redeem any full or fractional shares of any Fund when requested by the Company on behalf of an Account at the net asset value next computed after receipt by WMVT (or its agent) of the request for redemption in good order in accordance with the provisions of the then current prospectus of WMVT.

        1.3. For the purposes of Sections 1.1 and 1.2, WMVT hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investments in and payments under the Contracts. Receipt by the Company shall constitute receipt by WMVT provided that
(i) such orders are received by the Company in good order prior to the time the net asset value of each Fund is determined in accordance with its prospectus and
(ii) WMVT receives notice of such orders by telephone by 11:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which WMVT calculates its net asset value pursuant to the rules of the SEC.

        1.4. Purchase orders that are transmitted to WMVT in accordance with
Section 1.3 shall be paid for by the Company no later than 12:00 noon New York time on the same Business Day that WMVT receives notice of the order. WMVT shall pay and transmit the proceeds of redemption orders that are transmitted to WMVT in accordance with Section 1.3 no later than 12:00 noon New York time on the same Business Day that WMVT receives notice of the redemption, except that WMVT reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder. Payments for purchase orders with respect to each Fund will be made net of any redemption proceeds payable by



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WMVT in respect of such Fund on the same Business Day as the purchase. Payments shall be made in federal funds transmitted by wire.

        1.5. Issuance and transfer of WMVT's shares will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares purchased from WMVT will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account. WMVT shall fax to the Company at the number designated by the Company a copy of a transaction report and a transaction history report on the Business Day following each trade.

        1.6. WMFDI shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on WMVT's shares at least five
(5) Business Days prior to the ex-dividend date. On the ex-dividend date or, if not a Business Day on the first Business Day thereafter, WMFDI shall notify the Company of the actual amount of dividend or distribution payable per share. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Fund's shares in additional shares of that Fund. WMFDI shall, on the date of issuance or if not a Business Day on the first Business Day thereafter, notify the Company of the number of shares so issued in payment of such dividends and distributions.

        1.7. WMFDI shall fax the closing net asset value per share for each Fund to the Company on a daily basis as soon as reasonably practicable after such closing net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6 p.m. New York time. Any material error in the calculation or reporting of the closing net asset value per share shall be reported promptly to the Company upon discovery. In such event the Company shall use reasonable efforts to assist WMVT in adjusting the number of shares purchased or redeemed or otherwise complying with WMVT's net asset value correction procedures which are attached as Exhibit 1.

        1.8. Each Business Day, the Company shall send WMFDI a fax listing its orders for purchasing and redeeming Fund shares (as a follow-up to the earlier telephonic trade instructions). Later that day, WMFDI shall send the Company at the number designated by the Company a fax confirming such orders and listing the closing net asset value for the prior Business Day.

        1.9. WMVT agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts, to certain qualified pension and retirement plans ("Qualified Plans") and to WM Advisors, Inc. ("Advisor") to the extent permitted by the Exemptive Order. No shares of any Fund will be sold other than in reliance upon the Exemptive Order. The Company agrees that WMVT shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

        1.10. WMVT agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.



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                                   ARTICLE II.
                           Obligations of the Parties

        2.1. WMVT shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses, profiles (if any) and statements of additional information of WMVT. WMVT shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section
2.1. and all taxes to which an issuer is subject on the issuance and transfer of its shares.

        2.2. At the option of the Company, WMVT shall either (a) provide the Company (at the Company's expense) with as many copies of WMVT's current prospectus, profile (if any), annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy of such documents in a form suitable for printing. WMVT shall provide the Company with a copy of its statement of additional information in a form suitable for duplication by the Company. WMVT shall also provide the Company with such other assistance as is reasonably necessary in order for the Company once each year (or as often as is required by the SEC) to have the prospectus for the Contracts and the prospectus or profile (if any) for the Funds printed together in one document. The prospectus, profile (if any) and statement of additional information provided by WMVT shall relate either to all funds of WMVT or only the Funds of WMVT, as the Company shall reasonably request. WMVT (at its expense) shall provide the Company with copies of any WMVT-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

        2.3. The Company shall bear the costs of printing and distributing WMVT's prospectus, profile (if any), statement of additional information, shareholder reports and other shareholder communications (including sales literature) to owners of and applicants for policies for which WMVT is serving or is to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws. WMFDI agrees to pay the Company a fee for reimbursement for the printing and administrative processing of WMVT Fund shares based on attached Schedule B.

        2.4. The Company shall furnish, or cause to be furnished, to WMVT (or its designee), a copy of the Contract prospectus and statement of additional information in which WMVT or WMFDI is first named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to WMVT (or its designee) a copy of each subsequent Contract prospectus and statement of additional information in which WMVT or WMFDI is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to WMVT or WMFDI. WMVT may, in its reasonable discretion, request that the Company modify any references to WMVT or WMFDI in subsequent filings. The Company shall furnish, or shall cause to be furnished, to WMVT (or its designee), each piece of sales literature or other promotional material in which WMVT or WMFDI is



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named, at least five Business Days prior to its use or concurrently with the filing of such document with the NASD, whichever is greater. No such material shall be used if WMVT (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

        2.5. WMVT shall furnish, or cause to be furnished, to the Company (or its designee), a copy of any initial WMVT prospectus and statement of additional information in which the Company is first named prior to the filing of such document with the SEC. WMVT shall furnish, or shall cause to be furnished, to the Company (or its designee) a copy of each subsequent WMVT prospectus, profile (if any) and statement of additional information in which the Company is named concurrently with the filing of such document with the SEC provided that there are no material changes in disclosure related to the Company. The Company may, in its reasonable discretion, request that WMVT modify any references to the Company in subsequent filings. WMVT shall furnish, or shall cause to be furnished to the Company (or its designee) each piece of sales literature or other promotional material in which the Company is named, at least five Business Days prior to its use or concurrently with the filing of such document with the NASD, whichever is greater. No such material shall be used if the Company (or its designee) reasonably objects to such use within five Business Days after receipt of such material.

        2.6. The Company shall not give any information or make any representations or statements on behalf of WMVT or WMFDI or concerning WMVT, WMFDI or Advisor in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or profile (if any) for WMVT shares (as such registration statement, profile (if any) and prospectus may be amended or supplemented from time to time), reports of WMVT, WMVT-sponsored proxy statements, or in sales literature or other promotional material approved by WMVT or its designee or WMFDI, except as required by legal process or regulatory authorities or with the written permission of WMVT or its designee or WMFDI.

        2.7. Neither WMVT nor WMFDI shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

        2.8. WMVT or WMFDI will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Funds (including, but not limited to, any material change in its registration statement or prospectus affecting the Funds and any proxy solicitation sponsored by WMVT or WMFDI affecting the Funds) and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts.



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        2.9. WMVT and WMFDI agree to maintain a blanket fidelity bond or similar coverage for the benefit of WMVT in an amount not less than the minimum coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act.

        2.10. So long as, and to the extent that the SEC interprets the 1940 Act to require passthrough voting privileges for variable Contract owners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of WMVT. WMVT shall require all Participating Insurance Companies to calculate voting privileges in a consistent manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by WMVT. With respect to each Account, the Company will vote shares of WMVT held by the Account and for which no timely voting instructions from Contract owners are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for WMVT shares held by Contract owners without the prior written consent of WMVT, which consent may be withheld in WMVT's sole discretion, except in the event that the Company determines, in reliance on an opinion of counsel, that a proxy proposal would result in a violation of applicable insurance laws.

        2.11. WMVT shall use its best efforts to maintain qualification of each Fund as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code") and shall notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future. WMVT and WMFDI acknowledge that compliance with Subchapter M is an essential element of compliance with Section 817(h).

        2.12. Each Fund shall comply with the requirements of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts, and WMVT shall notify the Company immediately upon having a reasonable basis for believing that any Fund has ceased or might cease to so comply. In addition, WMVT will immediately take such steps as may reasonably be necessary to adequately diversify the Fund to achieve compliance.

        2.13. WMVT shall provide the Company or its designee with reports certifying compliance with the aforesaid Section 817(h) diversification and Subchapter M qualification requirements on a quarterly basis.

        2.14. WMVT shall provide monthly statements of account as of the end of each month for all of the Company's accounts by the fifteenth (15th) Business Day of the following month.

                                  ARTICLE III.
                                 Representations

        3.1. The Company represents and warrants that (i) it is an insurance company duly organized and in good standing under the laws of the State of Washington; (2) it has legally and



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validly established and will maintain each Account as a segregated asset account under Section 48.18A.020 of the Washington Insurance Code.

        3.2. The Company represents and warrants that each of the Accounts (1) has been registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated asset account for its variable annuity or variable life contracts, including the Contracts or, alternatively has not been registered in proper reliance upon an exclusion from registration under the 1940 Act; (2) the Accounts comply, and will continue to comply, in all material respects with applicable requirements of the 1940 Act and the rules thereunder;
(3) the Accounts' 1933 Act registration statements relating to the Contracts, together with any amendments thereto, will at all times comply in all materials respects with the requirements of the 1933 Act and the rules thereunder, and (4) the prospectus for each Contract will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

        3.3. The Company represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that in all material respects the Contracts or interests in the Accounts comply with, and will be issued and sold in compliance with all applicable federal and state laws.

        3.4. WMVT represents and warrants that it is duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

        3.5. WMVT represents and warrants that WMVT shares offered and sold pursuant to this Agreement are registered under the 1933 Act and WMVT is registered under the 1940 Act. WMVT shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. WMVT shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by WMVT.

        3.6. WMVT represents and warrants that the investments of each Fund will comply with the diversification requirements set forth in Section 817(h) of the Code and the rules and regulations thereunder.

        3.7. WMFDI represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. WMFDI further represents that it will sell and distribute WMVT shares in accordance with the laws of the State of Washington and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

        3.8. WMFDI represents and warrants that the Adviser is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the Adviser shall perform its obligations for WMVT in compliance in all material respects with the laws of the State of Washington and any applicable state and federal securities laws.



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        3.9. Each party will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other parties to this Agreement and their affiliates.

        3.10. In addition, WMVT and WMFDI shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as the terms "consumer" and "customer" are defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the Securities and Exchange Commission) ("Confidential Information"), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public from: (a) federal, State or local governmental records, (b) widely distributed media, or
(c) disclosures to the general public that are required to be made by federal, State or local law.

                                   ARTICLE IV.
                               Potential Conflicts

        4.1. The parties acknowledge that WMVT's shares may be made available for investment to other Participating Insurance Companies and participants in Qualified Plans. In such event, the Trustees will monitor WMVT for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and Qualified Plan investors. An irreconcilable material conflict may arise for a variety of reasons, including:
(a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities;
(c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and Qualified Plan investors; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

        4.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

        4.3. If it is determined by a majority of the Trustees, or a majority of the disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with Qualified Plans to the extent applicable and other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from WMVT or any Fund



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and reinvesting such assets in a different investment medium, including (but not limited to) another fund of WMVT, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. The Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out with a view only to the interests of the owners of the Contracts.

        4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at WMVT's election, to withdraw the affected Account's investment in WMVT and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after WMVT gives written notice that this provision is being implemented. Until the end of such six (6) month period, WMVT shall continue to accept and implement orders by the Company for the purchase and redemption of shares of WMVT upon the terms set forth above.

        4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in WMVT and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, WMVT shall continue to accept and implement orders by the Company for the purchase and redemption of shares of WMVT upon the terms set forth above.

        4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contact owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in WMVT and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.



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        4.7. The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

        4.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then WMVT and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

        4.9. The Company will maintain at its home office available to the SEC a list of its officers, directors and employees who participate directly in the management and administration of any separate account organized as a unit investment trust or of any Fund, which individuals will continue to be subject to the automatic disqualification provisions of Section 9(a) of the 1940 Act.

                                   ARTICLE V.
                                 Indemnification

        5.1. Indemnification By the Company. The Company agrees to indemnify and hold harmless WMVT, WMFDI, and each of their Trustees, directors, officers, employees and agents and each person, if any, who controls WMVT or WMFDI within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such
Losses:

        (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or profile (if any) for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of WMVT or WMFDI for use in Company Documents or otherwise for use in connection with the sale of the Contracts or WMVT shares; or



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        (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from WMVT Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or WMVT shares; or

        (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in WMVT Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to WMVT or WMFDI by or on behalf of the Company; or

        (d) arise out of or result from any failure by the Company to perform its obligations under this Agreement; or

        (e) arise out of or result from any material breach of any representation/and or warranty made by the Company or arise out of or result from any other material breach of this Agreement.

        5.2. Indemnification By WMFDI. WMFDI agrees to indemnify and hold harmless the Company and each of its Trustees, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of WMFDI) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

        (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for WMVT (or any amendment or supplement thereto), (collectively, "WMVT Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to WMVT by or on behalf of the Company for use in WMVT Documents or otherwise for use in connection with the sale of the Contracts or WMVT shares; or

        (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of WMVT or persons under its control, with respect to the sale or acquisition of the Contracts or WMVT shares; or

        (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of WMVT; or

        (d) arise out of or result from any failure by WMVT or WMFDI to provide the services or furnish the materials required under the terms of this Agreement; or

        (e) arise out of or result from any material breach of any representation and/or warranty made by WMVT or WMFDI in this Agreement or arise out of or result from any other material breach of this Agreement by WMVT or WMFDI (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in Article II of this agreement).

        5.3. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

        5.4. None of the parties to this Agreement shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim or shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

        5.5. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE VI.
                                   Termination

        6.1. This Agreement shall terminate as to the sale and issuance of new
Contracts:

        (a) at the option of any party, for any reason upon ninety (90) days advance written notice to the other parties, unless a shorter time period is agreed to in writing by the parties to this Agreement;

        (b) at the option of the Company, upon one week advance written notice to WMVT, if WMVT shares are not reasonably available to meet the requirements of the Contracts as determined by the Company;

        (c) at the option of the Company, immediately upon institution of formal proceedings against WMVT, WMFDI, or the Adviser by the NASD, SEC, or any other regulatory body that are deemed by the Company to materially affect the performance of the obligations under this Agreement;

        (d) at the option of WMVT or WMFDI, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Accounts, or the Company by the NASD, SEC, or any other regulatory body that are deemed by WMVT or WMFDI to materially affect the performance of the obligations under this Agreement;

        (e) upon the requisite vote of Contract owners having an interest in WMVT, or SEC approval of an application pursuant to Section 26(b) of the 1940 Act, to substitute for WMVT's shares the shares of another investment company in accordance with the terms of the applicable Contacts. The Company will give forty-five (45) days written notice to WMVT of any proposed application or vote to replace WMVT's shares. WMVT, the Adviser, and WMFDI shall cooperate with the Company in connection with such application;

        (f) upon assignment (as defined in Section 2(a)(4) of the 1940 Act) of the Agreement, unless made with the written consent of all other parties hereto;

        (g) at the option of the Company, if WMVT's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of WMVT's shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by each party should such situation occur;

        (h) by any party to the Agreement upon a determination by a majority of the Trustees of WMVT, or a majority of its disinterested Trustees, that an irreconcilable material conflict exists;

        (i) at the option of WMVT or WMFDI, if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law;

        (j) at the option of the Company, if the need for substitution of the shares of another investment company, pursuant to Section 26(b) of the 1940 Act, arises out of WMVT's failure to be registered, issued or sold in conformance with federal law, including applicable tax law, the expenses of obtaining such order shall be reimbursed by WMFDI. WMVT, the Adviser, and WMFDI shall cooperate with the Company in connection with such application; or

        (k) at the option of the Company by written notice to WMVT with respect to any Fund in the event that such Fund ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Article II hereof, or if the Company reasonably believes that such Fund may fail to so qualify or comply.

        6.2 Notwithstanding any termination of this Agreement, WMVT shall, at the option of the Company, continue to make available additional shares of WMVT (or any Fund) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement provided that the Company continues to pay the costs set forth in Section 2.3.

        6.3 The provisions of Articles III and V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.10 shall survive the termination of this Agreement as long as shares of WMVT are held on behalf of Contract owners in accordance with Section 6.2. Specifically, without limitation, the owners of any existing Contracts shall, subject to the terms and conditions of this Agreement and the WMVT prospectus, be permitted to transfer or reallocate investment under the Contracts, redeem investments in any Fund and/or invest in WMVT upon the making of additional premium payments under the existing Contracts.

                                  ARTICLE VII.
                                     Notices

        Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

        If to WMVT:

               WM Variable Trust
               1201 Third Avenue, 22nd Floor
               Seattle, WA 98101-3000
               Attention: William G. Papesh, President

        If to the Company:

               Farmers New World Life Insurance Company
               3007 - 77th Avenue, S.E.
               Mercer Island, Washington 98040
               Attention:  C. Paul Patsis, President
        with a copy to:

               M. Douglas Close
               Vice President and General Counsel
               Farmers New World Life Insurance Company
               4680 Wilshire Boulevard
               Los Angeles, California  90010


                                  ARTICLE VIII.
                         Unregistered Separate Accounts

        Pursuant to Section 12(d)(1)(E) of the 1940 Act, the Company will comply with the following conditions for it to hold shares of any Fund in one or more unregistered separate accounts:

        8.1. The Company represents that either the Company or the principal underwriter of any unregistered separate account holding Fund shares is a broker or dealer registered under the 1934 Act or is controlled (as defined in the 1940
Act) by a broker or dealer registered under the 1934 Act.

        8.2. The Company will not hold any other investment security (as defined in Section 3 of the 1940 Act) in the corresponding subaccount of an unregistered separate account that holds shares of a Fund.

        8.3. The Company will seek instructions from holders of interests in an unregistered separate account holding Fund shares with regard to the voting of all proxies solicited in connection with a Fund and will vote those proxies only in accordance with those instructions, or the Company will vote Fund shares held in its unregistered separate accounts in the same proportion as the vote of all of the Fund's other shareholders.

        8.4. The Company will not substitute another security for shares of a Fund held in an unregistered separate account unless the Securities and Exchange Commission approves the substitution in the manner provided in Section 26 of the 1940 Act.

                                   ARTICLE IX.

Miscellaneous

        9.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

        9.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

        9.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

        9.4. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Washington.

        9.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

        9.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

        9.7. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

        9.8. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

        9.9. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

        9.10. It is expressly understood and agreed that the obligations and liabilities of WMVT hereunder will not be binding upon any of the trustees, shareholders, nominees, officers, agents, or employees of WMVT, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and this Agreement has been signed by an authorized officer of WMVT, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer will be deemed to have been made by any of the Trustees individually or impose any liability on any of them personally, but will bind only the assets of the relevant Fund, as provided in the Declaration of Trust.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

                                            FARMERS NEW WORLD LIFE INSURANCE
                                            COMPANY


                                            By:    /s/ John R. Patton
                                               ---------------------------------
                                            Name:  John R. Patton
                                            Title: Secretary


                                            WM VARIABLE TRUST


                                            By:    /s/ William G. Papesh
                                               ---------------------------------
                                            Name: William G. Papesh
                                            Title: President


                                            WM FUNDS DISTRIBUTOR, INC.

                                            By:    /s/ William G. Papesh
                                               ---------------------------------
                                            Name:  William G. Papesh
                                            Title: President

                                   Schedule A
          Separate Accounts, Associated Contracts, and Available Funds

Name of Separate Account and                              Contracts Funded
Date Established by Board of Trustees                     By Separate Account
-------------------------------------                     -------------------
Farmers Annuity Separate Account A (4/6/99)               Farmers Variable Annuity

Farmers Variable Life Separate Account A (4/6/99)         Farmers Flexible Premium Variable
                                                          Life Insurance Policy

Funds of WMVT to be made available to the Company as the sponsor of the Separate Accounts are:

                        WM VARIABLE TRUST

                        Equity Income Fund
                        Mid Cap Stock Fund
                        Small Cap Stock Fund

                                   Schedule B

Effective April 2, 2001, WMFDI shall pay Farmers New World Life Insurance Company an amount equal to the following:

        -       .25% of average monthly assets of the Fund held in the Separate
                Accounts

Such payments shall be made within thirty days of the end of each calendar quarter.

                                   SCHEDULE 1


                                WM GROUP OF FUNDS
                         NAV ERROR CORRECTION PROCEDURES

================================================================================

                DEFINITIONS

        A. An NAV ERROR is one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $.01 per share. This computation is based upon the actual difference and is not based upon the rounding of NAV to the nearest cent per share.

        B.      The NAV ERROR PERIOD is the day on which an NAV error occurred.

        C. A FUND LOSS occurs when, as a result of an NAV error, a fund has either paid excessive redemption proceeds as a result of an overstatement of net asset value or received insufficient sales proceeds as a result of an understatement of net asset value. When such a fund loss occurs, the individual shareholders effecting transactions suffer a corresponding benefit (a "SHAREHOLDER BENEFIT").

        D. A FUND BENEFIT occurs when, as a result of an NAV error, a fund has either paid insufficient redemption proceeds as a result of an understatement of net assets or received excessive sales proceeds as a result of an overstatement of net asset value. When such a fund benefit occurs, the individual shareholders effecting transactions suffer a corresponding loss (a "SHAREHOLDER LOSS").

        E. A NET LOSS occurs when the fund loss, as a result of an NAV error, exceeds the fund benefit as a result of such NAV error and the amount of the net loss is the difference between the fund loss and the fund benefit plus the amount, if any, of the fund benefit paid to shareholders as account adjustments.


                CORRECTION PROCEDURES

1. If there are one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of less than $.01 per share, the impact is deemed to be immaterial and no corrective adjustment will be made to the fund or any shareholder account. This computation is based upon the actual difference and is not based upon the rounding of NAV to the nearest cent per share.

2. If an NAV error is less than 1/2 of 1% of the originally computed per share NAV, a fund should determine whether total fund losses exceeded total fund benefits for the NAV error period. If the fund incurred a net loss, the fund should be made whole by the responsible party (e.g., the adviser, sub-adviser, administrator or recordkeeping agent) reimbursing the fund for the net loss. If the fund had a net benefit, no action need be taken; however, such net benefit may be carried forward or backward with respect to other days which had an NAV error based upon the same error(s) but should not be carried forward to any analyses performed in the future for other NAV errors that may arise.


3. If an NAV error equals or exceeds 1/2 of 1% of the originally computed per share NAV, the fund and the shareholders should be made whole by (i) account adjustments being made to compensate shareholders for shareholder losses, and (ii) the responsible party reimbursing the fund for fund losses.


        (a) With respect to individual shareholder losses, the fund (or responsible party) should pay to individual shareholders any additional redemption proceeds owed and either refund excess sales monies paid or credit the shareholder account as of the date of the error for additional shares, provided, however, that no adjustment shall be made for any shareholder account for which the amount involved is de minimis, which for the purposes of these procedures shall be $25.00 or less.


        (b) With respect to fund losses, unless the individual shareholders who benefited from the errors are willing to reimburse the fund, the responsible party should reimburse the fund for the amount of the fund's losses. Note that there is no netting of fund benefits with fund losses (except to the extent described in 2 above) where the error equals or exceeds 1/2 of 1% of NAV, to the extent fund benefits were paid out by the fund to shareholders as account adjustments.


4. In the case of an error that fluctuates above and below 1/2 of 1%, individual shareholder adjustments should be effected for those days where the error was equal to or exceeded 1/2 of 1%. With respect to the remaining days, the fund level process described above may be applied.

5. The process described above should be a comprehensive analysis encompassing all known errors. If there is a subsequent discovery of an error which affects an NAV error period that had previously been corrected in the manner described above, the subsequently discovered error should be analyzed in isolation without taking into consideration the previously corrected errors.


6. Subject to the review and approval of the Board of Trustees of the Trust, the Adviser shall determine the responsible party for any error covered by these Procedures.


7. The foregoing Procedures are designed for general application. However, the Board of Trustees of the Trust and the Adviser realize that there may be situations where the equities of the situation would suggest a different result. Accordingly the Board and the Adviser reserve the right to vary these Procedures in any particular situation which they deem appropriate.